Exhibit No. 15

February 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

RE:	Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated January 26, 2005, on our reviews of the interim condensed consolidated financial information of Regis Corporation (the “Company”) as of December 31, 2004, and for the three and six month periods ended December 31, 2004 and 2003 included in the Company’s quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota